                                LICENSE AGREEMENT


         This License Agreement (the "Agreement") is entered into as of this 5th day of June, 1997 (the "Effective Date"), by and between Iron Dynamics, Inc. ("IDI" or "Licensor"), an Indiana corporation and a wholly-owned subsidiary of Steel Dynamics, Inc. ("SDI"), and Sumitomo Corporation of America ("SCOA"), a company incorporated under the laws of the State of New York, and Sumitomo Corporation ("SC"), a corporation organized and existing under the laws of Japan (collectively, "Licensee").

         In consideration of the mutual covenants set forth herein, the parties, intending to be legally bound hereby, agree as follows:

         I. DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings given in the Schedule of Definitions attached as Exhibit A hereto and deemed incorporated herein.

         II.      LICENSE RIGHTS REGARDING THE PROCESS AND THE PRODUCT.

                  2.1 THE PROCESS. Subject to the terms and conditions of this Agreement, IDI hereby grants to Licensee, and Licensee hereby accepts, an exclusive license, throughout the Territory, for the term described in Article VI, to sub-license others (including entities in which Licensee holds an equity interest) to use the Process, including all Confidential Information and Technical Information relating to the Process, as contemplated herein, for the manufacture, use and/or resale of the Product.

                  2.2 LICENSE RIGHTS REGARDING THE PRODUCT. Subject to the terms and conditions of this Agreement, IDI hereby grants to Licensee, and Licensee hereby accepts, an exclusive license, throughout the Territory, for the term described in Article VI, to sub-license others (including entities in which Licensee holds an equity interest), to manufacture, use and/or resell the Product, through use of the Process including all Confidential Information and Technical Information relating to the Process.

                  2.3      SCOPE OF LICENSE.

                           2.3(a) WARRANTIES AND LIMITATIONS. The parties
                  acknowledge that, although IDI agrees that it will act in good faith and use its best efforts to develop and promote the Process, IDI does not at this time have a specifically defined Process to manufacture the Product, nor shall IDI be deemed hereby, expressly or by implication, to Licensee or to any sub-licensee, to have represented or warranted that it will successfully develop a usable or marketable Process for the manufacture, in whole or in part, of a usable, commercially viable, and marketable Product. Accordingly, as more fully set forth in Article IV, the license rights granted by IDI to

                  Licensee for sub-license hereunder shall consist solely of all Process know-how necessary for operation of the Process at IDI's Facility, except for any patent rights or rights to any Licensable Improvements (which may be separately licensed hereunder), which IDI currently possesses or may develop or acquire in connection with the Process or the manufacture of the Product, and which IDI is entitled to license or sub-license to Licensee, and Licensee shall neither make nor imply any contrary representations or warranties to its actual or prospective sub-licensees.

                           2.3(b) RESERVATION OF RIGHTS. IDI reserves to itself
                  and/or to its Affiliates (i) the sole and unfettered right to establish and operate Supply Facilities for itself or any of its Affiliates, anywhere throughout the world (including the Territory),but without the right to sublicense others, or to establish and operate Commercial Facilities for itself or any of its Affiliates, but without the right to sublicense others, and (ii) the right to license one or more Supply Facilities to Preussag Stahl AG or any of its Affiliates ("Preussag"), for use in their own European steelmaking operations, but without the right to sublicense others.

                           If any Supply Facility owned or operated by IDI or an
                  Affiliate of IDI has excess capacity or if there is otherwise excess Product which is from time to time not needed for steelmaking operations, subject to applicable consents by others to whom SDI may have conflicting obligations, Licensee would be engaged by IDI to market and sell Fifty percent (50%) of IDI's excess Product, if any, under terms and conditions no less favorable to IDI than those available to IDI from its other sales agencies or vendees. For purposes of this paragraph, the term "excess Product" shall mean Product that is not needed from time to time for SDI's (including its Affiliates') own internal consumption and which is made available for sale by IDI. If a Supply Facility owned or operated by Preussag under this Section 2.3(b) has excess capacity or if there is otherwise excess Product which is from time to time not needed for its own steelmaking operations, such excess Product may be sold to others, provided that in Preussag's case Preussag first provide Licensee with a commercially reasonable opportunity to purchase such excess Product from Preussag, at prices and on terms to be negotiated between the parties, or, at Preussag's election, to permit Licensee to sell such excess Product for Preussag's account on a commission basis. If IDI wishes to establish or to license its Affiliate to establish one or more Commercial Facilities within the Territory, IDI will first negotiate in good faith with Licensee to determine whether and, if so, the terms under which they may mutually agree to operate that Commercial Facility, directly or indirectly, as a joint venture or through some comparable ownership or operating structure;

                  provided, however, that this agreement to negotiate in good faith shall not be deemed in any manner to require IDI to reach any final agreement or to come to any arrangement with Licensee that IDI, in the exercise of its unfettered discretion, does not seem to be in its best interest. Licensee will have the right to establish for itself and/or its Affiliates one or more Supply Facilities in the Territory without the payment to IDI of any royalties or fees. Should Licensee desire to establish for itself and/or its Affiliates and/or a sublicensee one or more Supply Facilities and/or Commercial Facilities in the Excluded Territory, IDI agrees to consider such a request for an individual Facility license on a case by case basis.

         III. DELIVERY AND USE OF TECHNICAL INFORMATION: CONFIDENTIALITY OBLIGATIONS. IDI agrees to make available to Licensee all Technical Information relating to the Process, which IDI now has or may develop or acquire regarding the Process, during the term of this Agreement, for use only in accordance herewith. Licensee agrees that all Technical Information will be deemed to be and will be received by Licensee solely for the purposes contemplated by this Agreement and, unless otherwise provided, solely for purposes of operating the licensed and sublicensed Facilities. Licensee further agrees that it will use such Information only for the purposes and in the manner contemplated by, and for the term specified in this Agreement. Licensee will make such Confidential Information available to its officers, agents, employees, consultants or advisors, to any juridical entity (and/or to its officers, agents, employees, participants, consultants or advisors) to which, pursuant to any authorizations granted under Article VIII, some or all of Licensee's rights hereunder may be assigned, or to its sub-licensees and their officers, agents, employees, consultants or advisors only after securing from each such person or sublicensee binding agreements and commitments, as set forth in Exhibit C, to indemnify and hold IDI harmless from and against any loss, cost or expense in the event that a claim is asserted by any other person in connection with any of sublicensee's activities hereunder, and agreement, as set forth in Exhibit C, that such indemnification obligation of the sublicensee will be enforceable against the sublicensee in the forum described in Section 9.8. Licensee agrees to secure from each such person or sublicensee binding agreements and commitments, as set forth in Exhibit C, regarding such rights to sublicensee's improvements to the Product or Process consistent with the Licensee's own obligations and rights to Licensee's improvements to the Product or Process. At the conclusion or termination of this Agreement, Licensee will refrain from continuing to sub-license all Confidential Information.

                  It is agreed that IDI's obligations hereunder are to Licensee and not to any of Licensee's sub-licensees. At the conclusion or termination of this Agreement, IDI shall be under no continuing obligation to provide Licensee with Technical Information on an ongoing basis, with respect either to the Process or the Product, and any continuing obligations to sub-licensees that may have been undertaken by Licensee shall be and remain the responsibility of Licensee alone; provided, however, that IDI will continue to make Technical Information available to Licensee as required, for a period not to exceed twelve
(12) months subsequent to such conclusion or termination, with respect to each Facility sub-licensed within the prior twelve (12) month period. The parties agree that the primary purpose of IDI's provision of Technical Information to Licensee hereunder is to enable Licensee to acquire and then become capable of using such information and/or imparting such information to its sub-licensees through training in the use of the Process to manufacture the Product effectively and efficiently, in light of the information known to IDI at the time of its delivery to Licensee.

                  IDI shall make available to Licensee during the term hereof, at IDI's Facility and during reasonable business hours, subject to reimbursement of IDI's reasonable costs and expenses, appropriate IDI personnel, or others, as reasonably required to provide Licensee with necessary set-up and operating advice, to provide Licensee with reasonable training in the use of the Process, in the operation of a Facility, and in the manufacturing of the Product, and with the ability to itself train to work with its own sub-licensees, and will further provide Licensee with reasonable amounts of general consultation, correspondence, and telephonic advice, technical bulletins or advisories, and the like, and reasonable access to IDI's Facility by Licensee and sublicensee.. In addition, IDI, for additional consideration (together with a reimbursement of its costs and expenses) to be agreed upon between the parties at such time, shall provide Licensee with a reasonable amount of initial on-site training, as well as start-up assistance and reasonable support services, it being understood, however, that Licensee will be expected to ultimately maintain its own staffing for such purposes and that the primary purpose of this IDI undertaking will be to "train the trainer." IDI will also provide Licensee with a manual of IDI's "Standard Operating Procedures," which Licensee shall treat as Confidential Information hereunder and which Licensee shall be entitled to use, in accordance herewith, in order to develop its own manuals, instructions, or technical bulletins for its own use or the use of its sub-licensees (subject, however, to Licensee's protection of the Confidential Information contained therein in the hands of its sub-licensees).

                  IDI's obligation to provide Licensee with Technical Information hereunder shall include all improvements to the Process developed or acquired by IDI during the term hereof, for use in connection herewith, subject to the requirements of Article IV, but, unless mutually agreed with respect to any patent rights or Licensable Improvements, shall not include any such patent rights or Licensable Improvements. Subject to Licensee's obligations to preserve Confidential Information and to IDI's determination that there are adequate safeguards to prevent unauthorized disclosure or use, IDI shall, however, disclose to Licensee any such patents and/or Licensable Improvements for the purposes of enabling Licensee to determine the extent of its or any of its sub-licenses' interest therein, if any, and to negotiate such rights therein as it may wish to secure.

         IV. PATENTS, OTHER INTELLECTUAL PROPERTY, AND TRADEMARKS. IDI has made no representations or warranties to Licensee that it currently owns or possesses any patent rights regarding the Process or the manufacture of the Product, or that it possesses or will develop all of the other intellectual property or know-how needed for the proper development and use of the Process or for the manufacture of the Product. IDI may or may not be compelled to or may find it necessary or desirable to acquire rights to use and/or sub-license others to use one or more patents or other intellectual property rights in connection with its development of the Process or the manufacture of the Product, and, although there can be no assurance that IDI will be successful in doing so on terms acceptable to IDI, if and to the extent that IDI can and does acquire such rights, Licensee's right to use or to sub-license others to use any such patents, patent rights, intellectual property, or know-how shall be specifically conditioned upon Licensee's (or, at the holder's election, the sub-licensee's) entering into a separate license or royalty agreement with the holder of such rights (whether IDI or others), including Licensee's (or the sub-licensee's) agreement to pay any patent, patent-related, or other intellectual property or know-how royalty or license fees prescribed by the holder thereof, directly or on a pass-through basis (as the holder thereof may require). In this regard, Licensee is expected and agrees to independently assess and make its own determinations with regard to the extent of its own rights to engage in the activities and to grant the sub-license rights contemplated by this Agreement, and neither IDI nor any Affiliate of IDI will indemnify or hold Licensee or any sub-licensee harmless from and against any loss, cost, or expense in the event that a claim of infringement or other violation of rights is asserted by any other person in connection with Licensee's or any sub-licensee's activities hereunder; provided, however, that IDI will use its best efforts to cooperate with Licensee in Licensee's defense of any such claims and IDI will use its best efforts to assist Licensee to negotiate reasonable terms and conditions, including any applicable royalties, with respect to any such patents, patent rights, know-how, technical information, or technologies as and when the need therefor arises, whether before or after an alleged infringement related to the Process has occurred or a claim otherwise asserted for Licensee's plants and sub-licensees' plants. Licensee and sub-licensees agree to be responsible for payment of any fees or royalties for their own plants.

                  Each party agrees not to register or use any trademark or trade name of the other or of any trademark or trade name confusingly similar thereto in sound, appearance, or meaning without first obtaining the written consent of the other, together with such other written agreements or undertakings as the trademark or trade name holder may require in order to assure proper protection and policing of its trademark or trade name.

                  Licensee shall have exclusive ownership rights to all improvements to the Process or to the Product developed solely by Licensee during the term hereof, but Licensee hereby agrees to grant IDI the right to use such patented improvements for its own use or the use of any of its Affiliates, but not for sub-license to others, during the term hereof and thereafter. Licensee and IDI agree to negotiate in good faith a royalty payment based upon such considerations as (but not limited to) the patent's impact upon Product quality, chemistry, yield, metallization, capital cost, and costs of production. Such royalty payment by IDI to Licensee for use of said patent rights shall in no event be greater than 50% of the minimum royalty rate or royalty payment amount (whichever is greater) received by Licensee, at that time or at any time thereafter, from other licensees under said patent rights. If, however, for whatever reason and without regard to fault, IDI and Licensee cannot agree upon such terms and conditions, IDI and its Affiliates shall be entitled to the use of such patent rights for the above-described royalty rate or royalty payment. All improvements to the Process developed by IDI shall remain the property of IDI and, except for patent rights and Licensable Improvements, as described herein, shall be included within the scope of the license granted to Licensee hereunder.

         V. PAYMENTS AND FEES. For all of IDI's know-how and other rights granted to Licensee hereunder, but not including any additional fees that may be or become payable to IDI or to others by reason of any Licensable Improvements (including (but not limited to) future patents or patent rights which Licensee acquires or is otherwise required to obtain in connection with the Process), Licensee will pay to IDI a one-time net license fee, in cash, in connection with each sub-licensed Facility, at the earlier of Licensee's actual receipt thereof from its sub-licensee, or 10% at the time of execution of the sub-license agreement, 45% on or before the first anniversary thereof, and the balance payable on or before the second anniversary thereof or Facility start-up (whichever first occurs), of [ * ], payable in U.S. dollars, based upon each Facility's rated annual Product capacity. All payments of fees shall be the responsibility of Licensee, regardless of whether Licensee receives payment in whole or in part, from its sub-licensee. With respect to any IDI patents or patent rights that Licensee may wish to obtain, for its own use or for use by any sub-licensee in connection with the Process, or in connection with the right to any Licensable Improvements which Licensee may wish to develop or obtain, Licensee agrees to negotiate in good faith with IDI for the right to use such rights, based upon such considerations as (but not limited to) the patent's or the Licensable Improvement's impact upon Product quality, chemistry, yield, metallization, capital cost and costs of production. If, however, for whatever reason and without regard to fault, IDI and Licensee cannot agree upon such terms and conditions, neither Licensee nor any of its sub-licensees shall be entitled to the use of such rights.

                  With respect to any fees or royalties which IDI is required to pay to any third party, either by contract or otherwise, for the rights to utilize any patents, patent rights, know-how, technical information, or technologies that are necessary in order to utilize the Process or to manufacture the Product, and if the Process cannot reasonably be used nor the Product manufactured without the use of such rights,IDI agrees to pay such fees or royalties as may be required in order to obtain such rights for IDI's own plants. IDI will use best efforts to negotiate reasonable terms and conditions, including any applicable royalties, with respect to any such patents, patent rights, know-how, technical information, or technologies as and when the need therefor arises, whether before or after an alleged infringement related to the Process has occurred or a claim otherwise asserted for Licensee's plants and sub-licensees' plants. Licensee and sub-licensees agree to be responsible for payment of any fees or royalties for their own plants.

         VI. TERM OF AGREEMENT. This Agreement shall commence on the date set forth above and shall terminate on December 31, 2007, subject to the fulfillment and performance of all contract and obligations in connection with Facilities sub-licensed as of such termination date. Any continuation of this Agreement after the term hereof, absent a new written agreement signed by both parties hereto, shall be deemed only an extension at will, on a day-to-day basis, but shall not entitle Licensee to grant any further sub-licenses or to establish any additional Facilities.

* Material has been redacted pursuant to a Request for Confidential Treatment dated July 28, 1997. The portion for which confidentiality has been requested has been filed separately with the Commission.

         VII. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, postage prepaid and return receipt requested, or sent by guaranteed overnight courier service, charges prepaid. Notices, demand and communications will be sent to Licensee at the address indicated below:



         Notices to Licensee:

           Sumitomo Corporation of America
           5000 USX Tower
           600 Grant Street
           Pittsburgh, PA 15219-2751
           Attention:  Mr. Taro Kusumoto, Assistant General Manager and Director
           Telephone:  412-391-9679
           Fax:  412-391-9750

           Sumitomo Corporation
           Josuikai Building
           2-1-1 Hitotsubashi
           Chiyoda-ku, Tokyo 101 JAPAN
           Attention: Mr. Mitsuhiko Yamada
           Telephone: 011-81-3-3237-3140
           Fax: 011-81-3-3237-3179

         Notices to IDI:
           Iron Dynamics, Inc.
           4500 County Road 59
           Butler, IN 46721
           Attention:  Mr. Keith E. Busse
           Telephone:  219-868-8000
           Fax:  219-868-8055

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

         VIII. ASSIGNMENT. The rights granted herein may not be assigned by either party, by their respective acts or by operation of law, without the prior written consent of the other party hereto.

         IX.      MISCELLANEOUS.

                  9.1. Each party shall cooperate with the other in achieving and fulfilling the terms of this Agreement and, to that end, each party shall give all consents and information and execute all such documents as may be reasonably necessary in connection herewith.

                  9.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

                  9.3 While nothing herein requires Licensee, through its sub-licensing activities, to achieve any particular level of Process or Product use, or to sub-license any specific number of Facilities, IDI and Licensee agree that it is understood to be a condition of this Agreement that Licensee will in fact use its best efforts in good faith to market sub-licenses and to enter into sub-license agreements to meet the demand for the Process and for the manufacture of the Product within the Territory, in light of all pertinent facts and circumstances existing from time to time in connection herewith. In the event that Licensee fails to continue to meet this condition after notification by IDI of such failure and a reasonable period of time to correct such failures, IDI shall be entitled to bring an action before an arbitration panel comprised of three persons, one to be selected by IDI and one to be selected by the Licensee and the third selected by the first two arbitrators, and request that the arbitration panel declare the exclusivity of the Licensee's rights hereunder terminated. The arbitrators shall be persons involved in and familiar with licensing and technology transfer. The arbitration panel will make a ruling on IDI's request after a review of the conduct of both parties to the Agreement and hearing testimony about the intentions of the parties and the level of Process and Product use by IDI and sublicensees. There shall be no appeal from an arbitration's unanimous decision. In the event of a majority decision by the arbitration panel, a dissatisfied party may appeal to the American Arbitration Association (AAA) for an independent binding decision.

                  [9.4]  [Omitted]

                  9.5 Licensee agrees that IDI shall be entitled, during reasonable business hours, to inspect Licensee's or any sub-licensee's plans, specifications, construction activity, installation work, or operation of any Facility, and to inspect and/or audit (itself or through its designated representatives) Licensee's or any sub-licensee's books and records, to verify compliance with Licensee's obligations hereunder or with any sub-licensee's obligations to IDI or in Licensee, as it may pertain to this Agreement; and Licensee will cooperate with IDI and will cause its sub-licensees to cooperate with IDI in connection herewith.

                  9.6 This Agreement shall not be deemed to constitute a partnership, joint venture, or any profit-sharing or revenue-sharing agreement between IDI and Licensee or between IDI and any sub-licensee of Licensee, nor shall Licensee make any statement or representations nor take any actions, with respect to any sub-licensee or otherwise, that state or imply anything to the contrary.

                  9.7 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and may be amended or modified only by a document in writing. Any modification, renewal, extension, or waiver of this Agreement or any of its provisions shall not be binding unless in writing and signed by both parties.

                  9.8 This Agreement shall be interpreted and construed, and all legal relationships created hereunder shall be determined in accordance with the domestic laws of the State of Indiana and the federal laws of the United States. The parties agree that any disputes arising under or by reason of this Agreement between IDI and Licensee shall be adjudicated, if at all, solely in any state court in DeKalb County, Indiana, or in the United States District Court for the Northern District of Indiana, but that any disputes arising under or by reason of this Agreement between IDI and any sublicensee will be settled by arbitration pursuant to the Rules of Conciliation and Arbitration of the International Chamber of Commerce, with the arbitration proceedings to be held in London, in the English language by a sole arbitrator to be appointed by the President of the International Chamber of Commerce. Such appointment shall be binding on the parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                  "LICENSOR"                     IRON DYNAMICS, INC.

                                                 By
                                                 _______________________________

                                                 Its____________________________


                  "LICENSEE"                     SUMITOMO CORPORATION OF
                                                 AMERICA

                                                 By
                                                 _______________________________

                                                 Its____________________________


                  "LICENSEE"                     SUMITOMO CORPORATION

                                                 By
                                                 _______________________________

                                                 Its____________________________

                                    EXHIBIT A
                             SCHEDULE OF DEFINITIONS

         An "AFFILIATE" of, or entity "affiliated" with a specified entity, is an entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the entity specified, and, for purposes of this definition, "control" shall be deemed to contemplate actual voting control, including ownership of not less than Fifty-one Percent (51%) of the entity's equity.

         "CONFIDENTIAL INFORMATION" shall include but shall not be limited to information, in any form, that would constitute a "trade secret" under the Indiana Uniform Trade Secrets Act (IC Section 24-2-3-2) and shall extend to engineering, design, construction, set-up, operating, and production information relating to the Process or to the Product, as well as to the Facility within which the operations are to be housed, regardless of whether a trade secret, and shall include business and financial information not generally available to persons outside IDI or SDI, and shall include Process, Product, and Facility information and know-how not generally known or readily ascertainable by proper means by persons outside IDI and SDI. For purposes of this definition, a "trade secret" is information, including a formula, pattern, compilation, program, device, method, technique, or process, that derives independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. All disclosures of information shall be deemed to be nonconfidential unless specifically designated at the time of the disclosure as including Confidential Information of the disclosing party. The designation will include an appropriate legend in writing (including information recorded in a medium such as a computer diskette), such as "Confidential." Confidential information shall not include information that (1) is or becomes publicly known through no fault of the Licensee or sublicensee, or
(2) is already known by Licensee or sublicensee, or (3) is learned by Licensee or sublicensee from a third party as a matter of right.

         "EXCLUDED TERRITORY" shall mean the United States of America and Canada.

         "FACILITY" shall mean a plant or any other structure or location within or at which the Confidential Information and/or the Process is utilized, in whole or in part, to manufacture the Product. A "SUPPLY FACILITY" shall mean a Facility that a party, or its Affiliate, operates to produce Product that has its primary use as a scrap substitute raw material for the party's own, or for its Affiliate's own, steelmaking operations. A "COMMERCIAL FACILITY" shall mean a Facility that a party, or its Affiliate, operates primarily for the manufacture and resale of the Product.

         "LICENSABLE IMPROVEMENTS" shall mean the up to six distinctive process improvements described in Exhibit B, but shall not include (1) publicly known information, (2) information previously known to Licensee or sublicensee (in each individual sublicensee's case) prior to disclosure by IDI and SDI, (3) information received by Licensee from a third party as a matter of right, or (4) any technology patented by others.

         "PROCESS" shall mean the technology, know-how, and procedures necessary for operation of the Process at IDI's Facility, except for Licensable Improvements and patent rights as limited hereto, employed from time to time in all or any portion of the manufacture of the Product for use as a scrap substitute raw material in steelmaking, using iron oxide fines and solid carbon reductant, including (but not limited to) the agglomeration of the iron oxide and reductant, the utilization of a rotary hearth furnace for production of Direct Reduced Iron ("DRI") from the agglomerates, utilization of IDI's selected furnace for producing liquid pig iron from the DRI, and may include the utilization of a desulfurizing facility and to prepare and charge the liquid pig iron into an electric arc furnace in actual steelmaking.

         "PRODUCT" shall mean the final DRI to be charged into IDI's selected furnace, as well as the DRI or liquid pig iron or pig iron or any other intermediate or final product or products produced in connection with the Process.

         "TECHNICAL INFORMATION" shall mean all technical information and know-how developed, owned, or otherwise acquired by IDI, and licensable or otherwise disclosable by IDI in connection with its development, use, and operation of the Process or the manufacture and use of the Product, as well as the design, construction, set-up, and maintenance of a Facility, and shall include information in whatever form it occurs, including computer software, whether written, oral, or electronically or magnetically stored. Technical Information shall not include information that (1) is or becomes publicly known through no fault of the Licensee or sublicensee, or (2) is already known by Licensee or sublicensee, or (3) is learned by Licensee or sublicensee from a third party as a matter of right.

         "TERRITORY" shall mean any and all countries throughout the world except for the Excluded Territory.

         A "TONNE" shall mean a metric tonne, consisting of 2,204.6 pounds.


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


                                    EXHIBIT B

                             LICENSABLE IMPROVEMENTS



         "LICENSABLE IMPROVEMENTS" shall mean (1) the unique iron production process and (2) the use of beneficial additives in connection therewith, both as described in and contemplated by IDI's U.S. Patent Application filed April 22, 1997, as it may be amended or supplemented from time to time, (3) methodologies to facilitate the use of a smelting vessel to complete reduction, reduce costs, and separate slag from iron, (4) methodologies involving the pre-treatment of iron ore to enhance reduction and minimize grinding costs, (5) methodologies to beneficiate iron ore, and (6) the employment of innovative technique to produce lower sulfur DRI sponge iron, all as heretofore or hereafter acknowledged and agreed to by the parties.


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                                    EXHIBIT C


                  Licensee agrees to secure from each sublicensee in connection with each sublicense, among other things, the following binding agreements and commitments:


                  1. Non-disclosure and confidentiality commitments consistent with Licensee's non-disclosure and confidentiality obligations under the Agreement. Such non-disclosure and confidentiality obligations will be enforceable against such sublicensee by Licensee or at IDI's option, directly by IDI, in the forum described in Section 9.8 of the Agreement.


                  2. Agreements and commitments granting IDI rights to sublicensee's improvements to the Product or Process consistent with Licensee's own obligations to IDI and rights of IDI to Licensee's own improvements to the Product or Process.


                  3. Agreements and commitments to indemnify and hold IDI harmless from and against any loss, cost or expense in the event that a claim is asserted by any other person in connection with any of sublicensee's activities under the sublicense, and agreement that such indemnification obligation of the sublicensee will be enforceable against the sublicensee in the forum described in Section 9.8 of the Agreement.


                  4. Sublicensees are prohibited from making any license, assignment, or other transfer of their sublicense rights without written permission of both Licensee and IDI.


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